Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report on Form 10-K of our report dated March 29, 2015 on our audit of the consolidated balance sheets of China Housing & Land Development, Inc. as at December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2014 and 2013.

Chartered Accountants

/s/ MNP LLP

Mississauga, Canada

March 29, 2015